Exhibit 4.5
AMENDMENT TO SHAREHOLDERS’ AGREEMENT
     This Amendment to the Shareholders’ Agreement (as defined below) (the “Amendment”) is made and entered into as of October 28, 2010 (the “Effective Date”) by and among Bin Li, an individual, Weihai Qu, an individual (together with Bin Li, the “Principals”), Bitauto Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), NVCC Chinese New Stars I Partnership, LC Fund II, Authosis Capital Inc., DCM IV, L.P. and DCM Affiliates Fund IV, L.P., Huitung Investments (BVI) Limited, Georgian Pine Investments LP, Proudview Limited and Bertelsmann Asia Investments AG (collectively, the “Shareholders”) for the purpose of amending that certain Shareholders Agreement dated July 8, 2009 (the “Shareholders’ Agreement”) by and among the Principals, the Company and the Shareholders. Capitalized terms not defined herein shall have the meanings given to them in the Shareholders’ Agreement.
     Each of the Principals, the Company and the Shareholders is referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Parties desire to amend the Shareholders’ Agreement on the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, the Parties agree as follows:
     1. Amendment to the Shareholders Agreement. The Parties hereby amend the Shareholders’ Agreement as follows:
     Section 1.1 INTERPRETATIONS.
     The definition of “Qualified IPO” is hereby amended by replacing in its entirety with the following:
‘“Qualified IPO’ means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) registered under the Securities Act of 1933 of the United States of America, as amended, or its equivalent in another jurisdiction if the Qualified IPO does not occur in the U.S., managed by a lead underwriter of international standing reasonably acceptable to the Preference Shareholders holding in aggregate at least a majority interest for the time being in the issued Preference Shares (on an as-if-converted basis), with the Company’s market capitalization being at least US$300 million and gross proceeds from the IPO being at least US$50 million; ‘gross proceeds’ used herein means the total amount raised from an IPO prior to paying any expenses including without limitation to underwriters’ discounts, legal expense, auditors’ fees and similar third party expenses.”
     2. This Amendment shall constitute an integral part of the Shareholders’ Agreement and shall have the same full force and effect as all other provisions of the Shareholders’ Agreement.

     3. Governing Law. This Amendment shall be construed in accordance with the laws of Hong Kong.
     4. Effectiveness of Agreement. This Amendment shall become effective upon the execution hereof by all parties.
     5. No Other Modification or Waiver of Existing Terms. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect or constitute a waiver of any of the terms, conditions, obligations, covenants or agreements contained in the Shareholders’ Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     6. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and such counterparts may be delivered by facsimile or electronic mail.
[Signature Page Follows]

Bin Li	Weihai Qu

LC Fund II	Authosis Capital Inc.
Name:	Name:
Title:	Title:

DCM IV, L.P.	DCM Affiliates Fund IV, L.P.
Name:	Name:
Title:	Title:

Huitung Investments (BVI) Limited	Georgian Pine Investments LP
Name:	Name:
Title:	Title:

Bertelsmann Asia Investments AG	NVCC Chinese New Stars I Partnership
Name:	Name:
Title:	Title:

Proudview Limited	Bitauto Holdings Limited
Name:	Name:
Title:	Title:
[Signature page of the Amendment Agreement to Shareholders’ Agreement]